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                                 EXHIBIT 99.2


     SunGard Announces Preliminary Guidance for Acquired Comdisco Business

Wayne, PA, November 19, 2001 - SunGard (NYSE:SDS), a global leader in integrated IT solutions and eProcessing for financial services, announced today preliminary guidance for its acquisition of the business continuity assets of Comdisco, Inc. The total purchase price was $850 million in cash, of which $450 million was funded with new bank debt. The price includes approximately $25 million paid for working capital received in excess of agreed-upon levels.

Based upon SunGard's preliminary estimates, the Comdisco acquisition is expected to be modestly dilutive for the balance of 2001 and the first half of 2002, and neutral to accretive in the second half of 2002. The earnings impact could be neutral to full-year net income in 2002 while being accretive in 2003. These estimates include the effect of customer-based intangible amortization but exclude any charge for restructuring reserves. SunGard reiterates its outlook of $0.88 to $0.91 for 2001 diluted earnings per share, excluding the effect of this acquisition.

James L. Mann, chairman and chief executive officer, commented, "We are pleased to welcome Comdisco business continuity clients and employees to SunGard. This acquisition ensures the presence of a strong, independent vendor focused on the best interests of all clients. We are more strategically focused than ever to build value for our shareholders, employees and clients."

The acquisition included Comdisco's U.S.-based Availability Solutions business, as well as its professional services organization, Web hosting unit, and related operations in the United Kingdom and France. With this acquisition, SunGard now has more than 60 business continuity facilities and an additional 3,000 customers. Also, SunGard product offerings for Web hosting and network management services have been significantly enhanced by Comdisco offerings in these areas.

SunGard estimates that the acquired assets generated revenue of approximately $460 million and an operating margin of approximately five percent for Comdisco's fiscal year ended September 30, 2001. For the same twelve month period, SunGard Business Continuity and Internet Services had revenue of nearly $450 million and an operating margin of 30 percent.

Cristobal Conde, president and chief operating officer, added, "SunGard has a proven track record of efficiently integrating more than 100 acquisitions. By combining the resources and expertise of both companies, we can take advantage of greater operational efficiencies and offer clients robust, continuity and high-availability solutions on an international basis. We look forward to working together with Comdisco clients and employees to set even higher standards for the industry."

SunGard will hold a Web cast to discuss this announcement today, November 19, 2001, at 5:00 p.m. (EST). You may listen to the Web cast at www.vcall.com.
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Replays will be available from about one hour after the call, at www.vcall.com or by dialing (719) 457-0820, passcode #709725.

About SunGard Business Continuity and Internet Services
SunGard Business Continuity and Internet Services is an operating group of SunGard that offers its clients a complete range of enterprise IT services - planning, building, protecting and managing corporate IT assets. SunGard Recovery Services provides business continuity services including high-availability infrastructure/electronic vaulting services, hot-and-cold sites, recovery network services and work group recovery. SunGard eSourcing specializes in complex managed hosting services, comprehensive system and network management services, high-
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performance Internet access and high-bandwidth networking. SunGard Planning
Solutions provides business continuity consulting services, technical consulting services, and client server and web-enabled business continuity planning software.

About SunGard
SunGard (NYSE:SDS) is a global leader in integrated IT solutions and eProcessing for financial services. SunGard is also the pioneer and a leading provider of high-availability infrastructure for business continuity. With annual revenues in excess of $1 billion, SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world's 50 largest financial services institutions. Visit SunGard at www.sungard.com.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995 Statements about the Company's outlook for 2001, statements about the expected effects on SunGard of the acquisition of Comdisco's business continuity assets and all other statements in this release other than historical facts are forward-looking statements that are subject to risks and uncertainties that may change at any time and differ from actual results. Forward-looking statements include information about possible or assumed future financial results of SunGard and usually contain words such as "believes," "intends," "expects," "anticipates," or similar expressions. SunGard derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While SunGard believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, such as the timing and magnitude of software sales, the ramifications of the events of September 11, 2001, the effect of general economic and market issues on software and services buying decisions, the timing and scope of technological advances, the integration and performance of acquired businesses, including the availability solutions business of Comdisco, the prospects for future acquisitions, the ability to attract and retain key personnel, and the overall condition of the financial services industry. The factors set forth in this paragraph and other factors which may affect SunGard or its ability to complete acquisitions and realize the expected benefits of acquisitions, as and when applicable, are discussed in SunGard's filings with the Securities and Exchange Commission, including its most recent Form 10-K, a copy of which may be obtained from SunGard without charge.

For more information, contact:

Madeline Hopkins (610) 341-4357

Michael J. Ruane (610) 341-8709